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Exhibit 5.1

[Letterhead of Gibson, Dunn & Crutcher LLP]
November 5, 2003

(213) 229-7000	C 93508-00009
(213) 229-7520

InterActiveCorp
152 West 57th Street
42nd Floor
New York, New York 10019

  Re:
  Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to InterActiveCorp, a Delaware corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-8 of the Company (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to shares of the Company's common stock, par value $0.01 per share (the "Shares"), issuable by the Company pursuant to the Hotwire, Inc. 2000 Equity Incentive Plan (the "Plan").

        We have examined such corporate records, certificates and other documents, and we have made such factual and legal investigations, as we have deemed relevant or necessary for the purposes of this opinion. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company with respect to the accuracy of certain factual matters. In addition, in rendering this opinion we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

        The Company is a Delaware corporation. We are not engaged in the practice of law in the State of Delaware, but we are generally familiar with the Delaware General Corporation Law as presently in effect and have made such inquiries as we considered necessary to render our opinion. We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the Delaware General Corporation Law.

        Based on and subject to the foregoing, we are of the opinion that when the Registration Statement has become effective pursuant to the provisions of the Securities Act and the Shares have been issued pursuant to the terms and conditions set forth in the Plan and agreements related thereto, the Shares will be validly issued, fully paid and nonassessable.

        We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ GIBSON, DUNN & CRUTCHER LLP GIBSON, DUNN & CRUTCHER LLP

KEB/GLS/TLS/CCL

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  Exhibit 5.1